FOR IMMEDIATE RELEASE

IsoRay, Inc. reports third QUARTER RESULTS

Sales Continue To All Study Sites Beyond Planned Enrollment Levels As Data Matures For Presentation And Peer Review

RICHLAND, Washington (May 16, 2014) – IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for brain cancer, lung cancer, head and neck cancer, prostate cancer and gynecologic (“gyn”) cancer, announced its financial results for the quarter and nine months ended March 31, 2014.

While substantially all of our outstanding warrants were exercised in the quarter ended March 31, 2014, generating cash proceeds in excess of $5,961,000, we still have over 400,000 warrants outstanding that result in derivative liability. The loss per share increase of 3¢ per share for the quarter and 5¢ per share for the nine month period are attributable to the non-cash derivative liability increase caused by the increase in our common stock price for the quarter.

Prostate treatment revenues constituting approximately 83% of all revenue were unchanged in the nine month period and slightly lower in the quarter, but in line with the continued national market weakness for all prostate treatment modalities. Low risk prostate patients increasingly are engaging in “watchful waiting” before making a final decision as to what modality to choose. Management believes these patients often wait too long when a simple solution like IsoRay’s Cesium-131 (Cs-131) can be an effective option when the cancer hasn’t metastasized With multiple institutions now reporting 5 year and 6 year study data showing unequaled biochemical control utilizing IsoRay’s Cesium-131 in the treatment of prostate cancer, management believes Cs-131 can provide a solution for these patients.

IsoRay Chairman and CEO Dwight Babcock commented, “The recent publication of the first peer reviewed article showing positive results using Cs-131 in the treatment of gynecologic cancer reinforces our strategy to focus on expanding the use of Cs-131 and its unique isotope qualities to treat cancers in the prostate and other body sites, such as brain cancer, head and neck cancer, lung cancer and gyn cancers, while providing patients with a better quality of life than many competing treatments. As the Company continues to accumulate peer reviewed articles reporting the success of Cs-131, we expect to see increasing acceptance of Cs-131 in the medical community that should lead to revenue growth. The marketing of new radioactive medical devices is a process that has numerous steps and is a long term process requiring patient study data to mature before submission of peer reviewed articles.”

Babcock further said “IsoRay’s customers are continuing to use our products with new patients even though they have successfully reached their required patient enrollments to produce statistically relevant results. These early adopters are seeing successful outcomes from the application of Cs-131 in treating their patients and we are encouraged that they continue to order products for their new patients.”

IsoRay’s management continues to seek to maintain the highest manufacturing standards and quality assurance processes, which are reviewed periodically by U.S. and international regulatory agencies. IsoRay has never had any negative findings reported by such reviews. Presently IsoRay has no debt and sufficient cash and cash equivalents to meet its anticipated needs for the next several years. Management continues to invest in research and development such as the liquid form of the Cs-131 isotope. The Company continues to focus on Cs-131’s efficacy for various cancers located throughout the body and we expect this to have a direct impact on our overall revenue growth with an expanding array of non-prostate cancer treatments.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
Product sales	$1,134,319	$1,275,478	$3,269,642	$3,283,167
Cost of product sales	1,083,413	1,065,574	3,329,950	3,276,314

Gross profit	50,906	185,904	(60,308)	6,853

Operating expenses:
Research and development expenses	153,611	155,137	470,631	445,785
Sales and marketing expenses	245,558	290,812	931,210	928,962
General and administrative expenses	640,732	564,075	1,805,732	1,678,487

Total operating expenses	1,039,901	1,010,024	3,207,573	3,053,234

Operating loss	(988,995)	(824,120)	(3,267,881)	(3,046,381)

Non-operating income (expense):
Interest income	556	83	1,391	355
Change in fair value of warrant derivative liability	(1,095,000)	109,000	(1,014,000)	183,000
Financing and interest expense	-	-	(827)	(6)

Non-operating income / (expense), net	(1,094,444)	109,083	(1,013,436)	183,349

Net loss	(2,083,439)	(715,037)	(4,281,317)	(2,863,032)
Preferred stock deemed dividend (Note 9)	-	-	(726,378)	-
Preferred stock dividends	(2,658)	(2,658)	(7,974)	(7,974)

Net loss applicable to
common shareholders	$(2,086,097)	$(717,695)	$(5,015,669)	$(2,871,006)

Basic and diluted loss per share	$(0.05)	$(0.02)	$(0.13)	$(0.08)

Weighted average shares used in
computing net loss per share:
Basic and diluted	42,506,077	34,611,517	38,852,980	34,359,567

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About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter@Isoray.

Contact:

IsoRay Medical

Info@Isoray.com

(509) 375-1202

Or

Worldwide Financial

Info@wwfinancial.com

(954) 360-9998

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether sales of our products will continue at historic levels, decrease or increase, whether the use of our products will increase or continue, whether future studies of treatment of various cancers using our products will have favorable results, whether awareness of our products in the medical community will continue or increase, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether we will maintain required manufacturing standards and quality assurance processes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether additional studies are released and support the conclusions of past studies, patient results achieved with our products, successful completion of future research and development activities, our ability of our distributors and customers to receive and maintain all required regulatory approvals in the U.S. and internationally, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC.